SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 17, 1998

                          SIGNAL APPAREL COMPANY, INC.
             (Exact name of Registrant as specified in its charter)


      Indiana                         1-2782                     62-0641635
  (State or other                  (Commission               (I.R.S. Employer
    jurisdiction                   File Number)             Identification No.)
 of incorporation)


200 Manufacturers Road, Chattanooga, Tennessee                     37405
  (Address of principal executive offices)                      (zip code)

Registrant's telephone number, including area code (423) 266-2175


                                       N/A
         (Former name or former address, if changed since last report.)


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Item 5.  Other Events.

Signal Apparel Company, Inc. (the "Company") reached an agreement (the "Purchase Agreement") with four institutional investors concerning the private placement of up to $10 million in 5% senior convertible preferred stock effective September 17, 1998 (the "Closing Date"). Under the terms of the agreement, the Company has placed an initial installment of $5 million of 5% Convertible Preferred Stock, Series G1 as of the Closing Date. The placement of an additional $5 million of 5% Convertible Preferred Stock, Series G2, also will be available to the Company, subject to the satisfaction of conditions concerning the absence of certain adverse changes or events and the registration for resale of the shares of Common Stock issuable upon conversion of (or as payment of dividends with respect to) the Series G1 and Series G2 preferred stock.

In connection with this private placement, the Company paid $50,000 of the purchasers' expenses and paid a placement fee of $325,000 to an investment banker. The Company also issued warrants to the placement agent for the purchase of up to 62,500 shares of the Company's Common Stock at an exercise price of $2.9375 per share, with a term of five years. Net proceeds of $4,625,000 will be used for working capital purposes as well as applied to reduce the balance of the Company's overadvance borrowings under the factoring arrangement with its senior lender, resulting in an overall increase in availability under the facility which will be used by the Company to pursue the recently announced Umbro license initiative and the planned acquisition of Tahiti Apparel. In connection with the completion of this private placement, the Company also paid bonuses totaling $150,000 to four of its executive officers pursuant to the terms of its employment arrangements with such officers.

Other significant terms of the Purchase Agreement and of the Series G1 and Series G2 preferred stock are as follows:

1. The $5 million of Series G1 Preferred Stock is convertible at the option of the purchasers (subject to certain limitations) into shares of Common Stock at a maximum conversion price of $2.50 per share of Common Stock, subject to reduction as follows: the conversion price will be reduced to the average of the five lowest closing bid prices for the common stock during any 44-trading day period if such average is less than the maximum conversion price. The conversion price is also subject to reduction in the event of certain below-market issuances of securities by the Company. The Purchase Agreement provides that, subject to certain exceptions, the holders may not convert more than 33.3% of the Series G1 Convertible Preferred Stock into Common Stock in any single calendar month, and that no conversions to Common Stock will be permitted prior to the earlier of (i) the effective date of the resale registration statement discussed in Paragraph (7) below or (ii) December 16, 1998.


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     Any shares of Series G1 Convertible  Preferred Stock remaining  outstanding and unconverted on September 17, 2001 shall be (at the option of the holder of such shares) converted to Common Stock or redeemed by the Company in cash at a price per share determined in accordance with Section 6(a) of the Series G1 Certificate of Designations filed as Annex 7 to the Company's Restated Articles of Incorporation, as amended (the "Certificate of Designations").

2. Signal currently has 32,636,547 shares of Common Stock issued and outstanding. Accordingly, the $5 million of Series G1 Preferred Stock issued September 17 will convert into not less than approximately 5.8% of the issued and outstanding shares of the Company's Common Stock (or 4.1% of the Company's Common Stock on a fully diluted basis).

3. The Series G1 Preferred Stock accrues dividends, payable semi-annually on January 1 and July 1, at an annual rate of 5%. These dividends are payable, at the option of the Company, either in cash or in shares of the Company's Common Stock (valued for such purpose at the average of the closing bid prices for the Common Stock on the NYSE for the five (5) trading days prior to the applicable dividend payment date). The dividend on the preferred stock will be eliminated if the closing bid price of the common stock exceeds $3.41 per share for any five trading day period.

4. The Company has the right to specify, as of the beginning of each calendar month while any shares of Series G1 Preferred Stock remain outstanding, a minimum conversion price per share of Common Stock for which, if it receives notice during such month that any holder intends to convert Series G1 Preferred shares at a time when the applicable conversion price is below such specified price, the Company will instead redeem such shares of Series G1 Preferred at a price per preferred share equal to the product of (i) the average closing bid price for the Common Stock over a 5-trading day period ending on the otherwise applicable conversion date times (ii) a "Conversion Ratio" determined by dividing the sum of the stated value plus any accrued but unpaid dividends on such preferred shares by the conversion price per share of Common Stock which would apply in the absence of the Company's election to exercise such cash redemption privilege.

5. The shares of Series G1 Preferred Stock do not have any voting rights with respect to matters submitted to the Company's shareholders for approval except that, without the affirmative vote of all of the holders of Series G1 Preferred Stock, the Company may not: (a) take any action that would alter or change adversely the powers, preferences or rights given to the Series G1 Preferred Stock, or increase the authorized amount of such stock;
     (b) authorize


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     or create any class of stock ranking senior as to dividends or distribution of assets upon a liquidation; (c) otherwise amend its Restated Articles of Incorporation or Bylaws or take any other action that would have a similar adverse effect on the rights of holders of Series G1 Preferred Stock, or
     (d) sell all or substantially all of its assets.

6. The purchasers of the Series G1 Preferred Stock received (collectively), for no additional consideration, warrants to purchase 100,000 shares of the Company's Common Stock with an exercise price of $3.125 per Common share.

7. The Purchase Agreement requires the Company to register the shares of Common Stock into which the Series G1 (as well as Series G2, if issued) Preferred Stock may be converted, plus any shares of Common Stock which may be issued in payment of dividends on such stock and the shares of Common Stock issuable upon exercise of the purchaser's warrants, for resale by the purchasers of the preferred stock under the Securities Act of 1933, as amended. In order to satisfy this requirement, the terms of the Purchase Agreement and an accompanying Registration Rights Agreement require the Company to register for resale a number of shares equal to at least the sum of (i) 200% of the minimum number of shares of Common Stock issuable upon conversion of the Series G1 Convertible Preferred shares; (ii) the number of shares of Common Stock that would be required for the payment of two years worth of dividends on the Series G1 Preferred Stock (based on the average closing bid price for the Common Stock for the five trading days ending on September 17, 1998); and (iii) the 100,000 shares of Common Stock issuable upon exercise of the purchaser's warrants. In order to satisfy the resale registration requirements of both the Series G1 Preferred Stock and (upon its issuance) the Series G2 Preferred Stock in the same registration, the Company intends to register twice the number of shares otherwise called for by clauses (i) and (ii) of the preceding sentence. Additionally, the Purchase Agreement permits the Company to register for resale (on the same registration statement) up to 2,000,000 otherwise restricted shares of Common Stock issuable upon the exercise of warrants held by the Company's President (John W. Prutch) and CEO (Thomas A. McFall) and by its principal shareholder, WGI, LLC. Accordingly, the Company expects to file a registration statement on Form S-3 with the S.E.C., within 30 days of September 17, 1998, covering the resale of up to 10,805,904 shares of the Company's Common Stock.

8. If the resale registration required by the Registration Rights Agreement is not filed by the Company by no later than October 17, 1998 and/or is not declared effective by no later than December 16, 1998, the conversion price per share of Common Stock will be reduced by one percent (1%) per month for the first two months after the applicable deadline.

     If such failure still remains uncured, thereafter, the Company shall be required to pay the holders of the Series G1 Convertible Preferred Stock a penalty of $70,000 per month until the applicable filing or effectiveness requirement is satisfied.

9. The Certificate of Designations also requires that the Company will (in accordance with applicable New York Stock Exchange Rules) submit for approval by its shareholders at the Company's 1998 Annual Meeting the question of the potential issuance by the Company of shares of its Common Stock in excess of 20% of the number of shares of Common Stock currently outstanding in connection with the terms of the Series G1 and Series G2 Preferred Stock. Based on the number of shares of Common Stock held by the Company's principal shareholder and the fact that the Company has been advised that the Company's principal shareholder will support the approval of such proposal, the Company anticipates that such approval of shareholders will be obtained at its 1998 Annual Meeting.

10. The Purchase Agreement and the Certificate of Designations also provide for additional monetary penalties in the event that the Company should take certain actions (which the Company does not intend to take) to prevent the conversion of shares of Series G1 Preferred Stock into shares of the Company's Common Stock or to otherwise frustrate the rights of the holders of the Series G1 Preferred Stock.

11. The Purchase Agreement and the Certificate of Designations provide that the Series G1 and Series G2 Preferred Stock will be pari passu with each other, and will be senior to all other classes of the Company's equity securities with respect to dividend priorities and liquidation rights. In order to effectuate this requirement, WGI, LLC, holder of all of the shares of the Company's existing Series F Preferred Stock which was issued in the Company's 1997 restructuring, agreed that such stock would be retired simultaneously with the placement of the Series G1 Preferred Stock and replaced with an identical number of shares of a new class of Series H Preferred Stock which has the same terms and conditions as the Series F Preferred Stock, except that the Series H Preferred Stock is junior in priority to the Series G1 and Series G2 Preferred Stock.

Item 7.  Financial Statements and Exhibits.

     (a)  None.

     (b)  None.

     (c)  Exhibits.

     (3.1) Restated Articles of Incorporation of Signal Apparel Company, Inc., as amended through September 17, 1998.

     (4.1) Certificate of Designation of 5% Convertible Preferred Stock, Series G1, of Signal Apparel Company, Inc. (Incorporated by reference to ANNEX 7 to Exhibit 3.1 to this Report.)

     (4.2) Certificate of Designation Series H Preferred Stock of Signal Apparel Company, Inc. (Incorporated by reference to ANNEX 8 to
            Exhibit 3.1 to this Report.)

     (10.1) Convertible  Preferred Stock Purchase  Agreement dated September 17,
            1998.

     (10.2) Registration Rights Agreement dated September 17, 1998.

     (10.3) Warrants to purchase Common Stock, issued to purchasers of Series G1
            Preferred Stock, dated September 17, 1998.

     (10.4) Warrants to purchase Common Stock, issued to placement agent for Series G1 Preferred Stock, dated September 17, 1998.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 1, 1998      SIGNAL APPAREL COMPANY, INC.


                                          By: /s/ Robert J. Powell
                                              ---------------------------
                                              Robert J. Powell
                                              Vice President,
                                              General Counsel & Secretary